[LOGO] PHOENIX   PHOENIX LIFE INSURANCE COMPANY
                 A Stock Company

      Insured   [JOHN M. PHOENIX]                 Face Amount [$50,000]
Policy Number   [9730000]                         Policy Date [December 1, 2008]
Death Benefit   [Option B]                        Issue Date [December 1, 2008]
         Plan   [Phoenix Executive VUL]

Phoenix Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary in a lump sum upon the death of the Insured if such death occurs while the policy is in force, and to provide the other benefits, rights, and privileges of the policy. If the Company makes plans of payment available other than a lump sum, then a Beneficiary may request written election of any such other plan. The Death Benefit will be payable on receipt at the Company's Main Administrative Office of due proof of the Insured's death.

We are issuing the policy in consideration of the application and our receipt of the initial premium at our Main Administrative Office. The provisions of this policy and the following pages and any attachments make up your contract.

For service or information on this    [Phoenix COLI Customer Service Center
policy, contact the agent who sold    c/o Andesa TPA, Inc.
the policy, our Main Administrative   1605 N. Cedar Crest Boulevard, Suite 502
Office as indicated below the Right   Allentown, PA 18104-2351
to Return This Policy, or our         Telephone (610) 439-5256]
Customer Service Center at the
following address:

RIGHT TO RETURN THIS POLICY. This policy may be returned within 10 days after it is delivered to you (60 days in replacement situations). If returned, this policy will be considered void from its beginning and we will return any payments made for this policy including any Policy Charges taken, less any unpaid loans, loan interest, and less any withdrawal amounts paid once the policy has been returned to us. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed, and postage prepaid.

                           Main Administrative Office
                         Phoenix Life Insurance Company
                   [Variable and Universal Life Administration
                      P.O. Box 8027, Boston, MA 02266-8027
                            Telephone (800) 541-0171]

Signed for Phoenix Life Insurance Company at its Home Office [31 Tech Valley Drive, East Greenbush, NY 12061].


          /s/ Dona D. Young                              /s/ John H. Beers
----------------------------------------            ----------------------------
[Chairman, President and Chief Executive                    [Secretary]
              Officer]

                           READ YOUR POLICY CAREFULLY
   It is a legal contract between the Owner and Phoenix Life Insurance Company

            Flexible Premium Variable Universal Life Insurance Policy
                    Death Benefit payable at death of Insured
  Flexible Premiums are Payable Until the Earlier of the Insured's Death or the
                               Age 121 Anniversary
                  Nonparticipating - not eligible for dividends
     Benefits, premiums, and the Risk Classification are shown in Section 1

The Death Benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account and the investment experience of the Investment Options within our Separate Account to which your premiums are allocated. To the extent that funds are invested in the Investment Options the Death Benefit and other values may increase or decrease in amount and duration. See Section 6 for a description of how the Death Benefit is determined.

08XVUL                                                                        NY

                                TABLE OF CONTENTS

Section                   Provision
-------   ------------------------------------------
   1.     Schedule Pages
   2.     Table of Rates
   3.     Definitions
   4.     Qualification as Life Insurance
   5.     Face Amount
   6.     Death Proceeds
   7.     Coverage At and After Age 121 Anniversary
   8.     Separate Account and Investment Options
   9.     Guaranteed Interest Account
  10.     Policy Value
  11.     Premiums
  12.     Grace Period
  13.     Policy Termination
  14.     Allocations and Transfers
  15.     Loans
  16.     Surrenders and Withdrawals
  17.     Basis of Computations
  18.     Owner(s) and Beneficiary(ies)
  19.     Assignment
  20.     Misstatements
  21.     Suicide Exclusion
  22.     Incontestability
  23.     The Entire Contract
  24.     Annual Statement and In-Force Illustration
  25.     Claims of Creditors
  26.     Right to Defer Payment of Benefits

                            SECTION 1: SCHEDULE PAGES

POLICY NUMBER: [9730000]

                                  Specifications

Insured                                :   [John M. Phoenix]
Age at Policy Date                     :   [35]
Sex                                    :   [Male]
Risk Classification                    :   [Nonsmoker]
Additional Ratings                     :   [not applicable]
Owner, Beneficiary                     :   As designated in the application or
                                           subsequently changed
Policy Date                            :   [December 1, 2008]
Issue Date                             :   [December 1, 2008]
Death Benefit Option                   :   [Option B]
Death Benefit Option C Interest Rate   :   [Not Applicable]
Death Benefit Option C Maximum Increase:   [Not Applicable]
Life Insurance Qualification Test      :   [Guideline Premium Test]
Face Amount                            :   $[50,000.00]

                                    Premiums

Premium Mode                           :   [Annual]
Planned Premium                        :   $[1,712.03 per year]
[Guideline Single Premium              :   $[7,623.33]]
[Guideline Level Premium               :   $[1,603.38]]

                        Other Benefits and Specifications
          [See Rider Information for further details regarding riders]

Loan Amount at Issue                   :   [$500]

Notice: This policy provides life insurance coverage for the lifetime of the Insured if sufficient premiums are paid. Even if the Planned Premiums shown above are paid as scheduled, they may not be sufficient to continue the policy in force until the death of the Insured. Coverage may expire if sufficient premiums are not paid. Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; changes in expense charges; the amount, timing and frequency of premium payments; the interest rate being credited to the GIA; the investment experience of the Investment Options; Bonus Persistency credits to the Policy Value, if any; changes to the Death Benefit Option; changes in the Face Amount; loan activity; withdrawals, and deductions for any applicable supplementary benefit riders that are attached to, and made a part of, this policy. We have the right to change the amount of interest credited to the GIA and the amount of cost of insurance and other expense charges deducted under the policy which may require more premium to be paid than was illustrated, and the Net Surrender Values may be less than those illustrated. Also refer to the Grace Period and Policy Termination provisions in Sections 12 and 13.

Additional Amounts are not guaranteed and the Insurer has the right to change the amount of interest credited to the policy and the cost of insurance or other expense charges deducted under the policy which may require more premium to be paid than was illustrated or the cash values may be less than those illustrated.

XVULSP -1                                3                                    NY

POLICY NUMBER: [9730000]

                             Maximum Policy Charges

Deductions from Premium Payments

Premium Expense Charge:     20% of premium paid in the first Policy Year
                            15% of premium paid in Policy Years 2 - 7
                            10% of premium paid in Policy Year 8 and thereafter

Monthly Deductions          The following charges are deducted monthly from the
                            Policy Value on each Monthly Calculation Date

Administrative Charge:      $20.00 per month

Cost of Insurance Charge:   Determined in accordance with Section 10. Maximum
                            monthly rates per $1,000 of Net Amount at Risk are shown in Section 2.

Mortality and Expense       0.075% of the non-loaned Separate Account value per
Risk Charge:                month for all Policy Years

Coverage Charge:            $3.00 per month for the first 120 Policy Months

[Rider Charges:             As described in Section 1 under Rider Information]

Other Deductions

Withdrawal Fee:             Lesser of $25.00 per withdrawal or 2% of the
                            Withdrawal Amount

Transfer Charge:            $0 for first 12 per Policy Year (excluding Auto
                            Rebalance transfers), guaranteed not to exceed [$25] per transfer.

                                        4                                     NY

POLICY NUMBER: [9730000]

                               Premium Allocation

[Fidelity VIP Growth Opportunities Portfolio                  25%
Fidelity VIP Investment Grade Bond Portfolio, Service Class   25%
Lord Abbett Growth and Income Portfolio                       25%
Wanger International                                          25%]

                               [Rider Information

                  Rider                    Rider Issue    Benefit       Rider
               Description                     Date        Amount    Expiry Date           Rider Charge
----------------------------------------   -----------   ---------   -----------   ---------------------------
08XLTR - Individual Level Term Rider        12/1/2008     $25,000     See Rider             See Rider
08XEIR - Exchange of Insured Rider          12/1/2008       N/A       See Rider             No Charge
08XESVR - Enhanced Surrender Value Rider    12/1/2008    See Rider    12/1/2018             No Charge
06OLR - Overloan Protection Rider           12/1/2008       N/A       See Rider    [3.5%] of Policy Value upon
                                                                                             exercise]

                                        5                                     NY

POLICY NUMBER: [9730000]

                                 Table of Values

  Refer to your policy provisions for details on the terms and values shown in this table.

Minimum Face Amount:                                 [$50,000]
Minimum Face Amount Increase:                        [$25,000]
Face Amount Increase Date:                           [Policy Anniversary
                                                     following approval of
                                                     request]
Minimum Face Amount Decrease:                        [$25,000]
Decrease in Face Amount Date:                        [First Policy Anniversary]

Maximum Annual Premium:                              [$1,000,000]

Guaranteed Interest Account Minimum Interest Rate:   [3%]
Maximum GIA Percentage:                              [20%]
GIA 7-Day Transfer and Premium Limit:                [$250,000]
GIA 365-Day Transfer and Premium Limit:              [$1,000,000]

Minimum Loan Amount:                                 [$500]
Loan Interest Credited Rate:                         [3%]
Loan Interest Rate:                                  not to exceed [8%]
Maximum Loan Value:                                  [99%] of the Policy Value

Minimum Withdrawal Amount:                           [$500]

Persistency Bonus Start Date:                        [Fifth Policy Anniversary]

Death Benefit Option Change Date:                    [First Policy Anniversary]

Minimum DCA Transfer Amounts
   Monthly:                                          [$25]
   Quarterly:                                        [$75]
   Semi-Annual:                                      [$150]
   Annual:                                           [$300]

Note: Additional amounts of interest that may be credited to the non-loaned portion of the Guaranteed Interest Account are not credited to the loaned portion of the Guaranteed Interest Account. Any additional amounts shall be nonforfeitable after the effective date of their crediting.

                                        6                                     NY

POLICY NUMBER: [9730000]

                           [Coverage Layer Information

Coverage Layer   Coverage Layer      Coverage Layer
Effective Date     Face Amount    Risk Classification*     Coverage Charge**
--------------   --------------   --------------------   ---------------------
 [12/01/2009]      [$100,000]          [Nonsmoker]         [$3.00] per month
                                                         for 120 Policy Months

* If the Risk Classification for the Coverage Layer is the same as at issue, the maximum monthly rates per $1,000 of Net Amount at Risk are as shown in
     Section 2. If the Risk Classification for the Coverage Layer is changed, the maximum monthly rates per $1,000 of Net Amount at Risk for this Coverage Layer are shown in the Table of Rates for Coverage Layer that follows.

** A separate Coverage Charge will apply to each new Coverage Layer added. The charge will begin on the Coverage Layer Effective Date and continue for the number of Policy Months indicated above.

                            SECTION 2: TABLE OF RATES

POLICY NUMBER: [9730000]

MINIMUM DEATH BENEFIT PERCENTAGES & MAXIMUM MONTHLY COST OF INSURANCE RATE TABLE

                          Maximum
                          Monthly
             Minimum     Rates per
              Death      $1,000 of
Attained     Benefit    Net Amount
   Age     Percentage     at Risk
--------   ----------   ----------
  [35         250%        0.1033
   36         250%        0.1091
   37         250%        0.1158
   38         250%        0.1241
   39         250%        0.1325
   40         250%        0.1433
   41         243%        0.1558
   42         236%        0.1708
   43         229%        0.1891
   44         222%        0.2100
   45         215%        0.2308
   46         209%        0.2525
   47         203%        0.2708
   48         197%        0.2850
   49         191%        0.3033
   50         185%        0.3258
   51         178%        0.3550
   52         171%        0.3916
   53         164%        0.4341
   54         157%        0.4858
   55         150%        0.5433
   56         146%        0.6050
   57         142%        0.6625
   58         138%        0.7191
   59         134%        0.7850
   60         130%        0.8666
   61         128%        0.9658
   62         126%        1.0816
   63         124%        1.2058
   64         122%        1.3366
   65         120%        1.4708
   66         119%        1.6058
   67         118%        1.7466
   68         117%        1.8950
   69         116%        2.0575
   70         115%        2.2450
   71         113%        2.4758
   72         111%        2.7450
   73         109%        3.0266
   74         107%        3.3300
   75         105%        3.6625
   76         105%        4.0366
   77         105%        4.4725
   78         105%        4.9766
   79         105%        5.5400
   80         105%        6.1683
   81         105%        6.8500
   82         105%        7.5683
   83         105%        8.3516
   84         105%        9.2241
   85         105%       10.1966
   86         105%       11.2641
   87         105%       12.4158
   88         105%       13.6383
   89         105%       14.9191
   90         105%       16.1900
   91         104%       17.4391
   92         103%       18.7450
   93         102%       20.1216
   94         101%       21.5716
   95         100%       23.0100
   96         100%       24.4125
   97         100%       25.9050
   98         100%       27.4958
   99         100%       29.1933
  100         100%       30.8133

Basis of Calculations: 2001 Commissioners' Standard Ordinary Mortality Ultimate Sex Distinct Table (Age Last Birthday) for the Insured's sex and Risk Classification, Age, and 3% effective annual interest rate.

If this policy is issued on a unisex basis, we will use the 2001 Commissioners' Standard Ordinary Mortality Ultimate 80% Male/20% Female Table (Age Last Birthday) for the Insured's Risk Classification, Age, and 3% effective annual interest rate. If this policy is issued on a unisex basis any reference to the Insured's sex in this policy is deleted.

POLICY NUMBER: [9730000]

MINIMUM DEATH BENEFIT PERCENTAGES & MAXIMUM MONTHLY COST OF INSURANCE RATE TABLE

                          Maximum
                          Monthly
             Minimum     Rates per
              Death      $1,000 of
Attained     Benefit    Net Amount
   Age     Percentage     at Risk
--------   ----------   ----------
  101         100%       32.2466
  102         100%       33.7708
  103         100%       35.3916
  104         100%       37.1125
  105         100%       38.9408
  106         100%       40.8808
  107         100%       42.9400
  108         100%       45.1241
  109         100%       47.4391
  110         100%       49.8916
  111         100%       52.4900
  112         100%       55.2391
  113         100%       58.1483
  114         100%       61.2233
  115         100%       64.4716
  116         100%       67.8983
  116         100%       71.5125
  118         100%       75.3175
  119         100%       79.3058
  120         100%       83.3333
  121+        100%       0.0000]

Basis of Calculations: 2001 Commissioners' Standard Ordinary Mortality Ultimate Sex Distinct Table (Age Last Birthday) for the Insured's sex and Risk Classification, Age, and 3% effective annual interest rate.

If this policy is issued on a unisex basis, we will use the 2001 Commissioners' Standard Ordinary Mortality Ultimate 80% Male/20% Female Table (Age Last Birthday) for the Insured's Risk Classification, Age, and 3% effective annual interest rate. If this policy is issued on a unisex basis any reference to the Insured's sex in this policy is deleted.

XVULSP -1                               9                                     NY

                             SECTION 3: DEFINITIONS

The term "Age" means, on any given date, the age of the person in question at his or her last birthday.

The term "Age 121 Anniversary" means the Policy Anniversary after the Insured's 121st birthday.

The term "Attained Age" on any date means the Age at issue plus the number of whole years that have elapsed since the Policy Date.

The term "business day" means any day that we are open for business and the New York Stock Exchange is open for trading. The Unit Value of an Investment Option will be determined at the end of each business day. We will deem each business day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) on that day.

The term "business period" means the period in days from the end of one business day through the next business day.

The term "due proof of death" means a certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to us.

The term "Coverage Layer" means a layer of insurance coverage with an associated Face Amount. The Face Amount shown in Section 1 is the then current Face Amount, reflecting any increases to Face Amount (additional Coverage Layers), and any decreases in Face Amount.

The term "Death Benefit" is as defined in Section 6.

The term "Death Benefit Option C Increase Amount" means premiums paid less total Gross Withdrawals accumulated at the Death Benefit Option C Interest Rate shown in Section 1. The Death Benefit Option C Increase Amount is subject to the Death Benefit Option C Maximum Increase shown in Section 1.

The term "Face Amount" is as defined in Section 5.

The term "Gross Withdrawal" means the amount(s) deducted from the Policy Value as a consequence of your request(s) for a withdrawal(s). The Gross Withdrawal is the sum of the Net Withdrawal and any applicable Withdrawal Fee.

The term "in force" means the policy is in effect and has not terminated or otherwise lapsed in accordance with the Grace Period provision.

The terms "in writing," "written notice," and "written request" mean a written form signed by you, satisfactory to us, and received at our Home Office or Main Administrative Office, or such other medium, electronic or otherwise, that we may make available.

The term "Investment Option" refers to one of the subaccounts of the Separate Account to which non-loaned assets under this policy may be allocated.

The term "Issue Date" means the date from which the Suicide Exclusion and Incontestability provisions are applied.

The term "Monthly Calculation Date" means the date on which Monthly Deductions are deducted from the Policy Value. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same days of each month thereafter or, if such day does not fall within a given month, the last day of that month will be used.

The term "Net Surrender Value" means the Policy Value less the Policy Debt.

The term "Net Withdrawal" means the payment you will receive as a consequence of your request for a withdrawal, provided sufficient Policy Value is available. The Net Withdrawal is equal to the Gross Withdrawal, less any applicable Withdrawal Fee.

The term "notice" means that whenever we are required to give notice to you, it shall be deemed given if we mail it to you and, unless otherwise specified, to the assignee of record, if any, in a postage-paid envelope mailed by first class mail to the last known address of record from our Main Administrative Office or our Customer Service Center. If mutually agreed, notice may also be provided by an electronic medium.

                                       10                                     NY

The term "Payment Date" means the business day on which a premium payment or loan repayment is received at our Main Administrative Office or our Customer Service Center, unless it is received after the close of the New York Stock Exchange in which case it will be the next business day.

The term "Planned Premium" means the premium amount and frequency for this policy that is selected in the application or as later changed by you that you intend to pay.

The term "Policy Anniversary" means the same day and month of each year as the Policy Date. If the day does not exist in a month, the last day of the month will be used.

The term "Policy Date" means the date shown in Section 1. Policy Charges, as specified in Section 1, are calculated from the Policy Date. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

The term "Policy Debt" means unpaid loans with accrued interest.

The term "Policy Month" means the period from one Monthly Calculation Date up to, but not including, the next Monthly Calculation Date.

The term "Policy Value" means the sum of the values in each Investment Option and the Guaranteed Interest Account(s).

The term "Policy Year" means, with respect to the first Policy Year, the one-year period beginning on the Policy Date up to, but not including, the first Policy Anniversary. Each subsequent Policy Year is the one-year period beginning on a Policy Anniversary up to, but not including, the next Policy Anniversary.

The term "Unit" means a standard of measurement used to determine the share of this policy in the value of each Investment Option of the Separate Account.

The terms "we," "us," and "our" refer only to the Company.

The terms "you" and "your" refer only to the owner of this policy as defined in
Section 18.

                                       11                                     NY

                   SECTION 4: Qualification as Life Insurance

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of the policy to the contrary. We have the right to make any reasonable adjustments to the terms or conditions of this policy, including distributions from the policy or removal of premiums paid, if it becomes necessary to maintain qualification as life insurance under the Internal Revenue Code. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

To ensure that the policy qualifies as life insurance one of the following tests will apply. The test you elected is shown in Section 1. Your election cannot be changed after issue. We have the right to refuse any premium payments that would cause the policy to fail the test you elected unless such amount is necessary to keep the policy in force.

Guideline Premium Limit Test

Under the Guideline Premium Limit test, the sum of the premiums paid (less non-taxable withdrawals) may not exceed the greater of:

     .    The Guideline Single Premium (as determined for your policy); or

     . The sum of the annual Guideline Level Premium to the date of the payment.

If you elected this test, the Guideline Single Premium and the Guideline Level Premium are shown in Section 1.

Cash Value Accumulation Test

Under this test, the net single premium for the future benefits of the policy must always be greater than the Policy Value. The net single premium is that single amount that would provide for the cost of the Death Benefit and any applicable riders under this policy. The basis for calculating the net single premium is the guaranteed mortality and a 4% interest rate. We have the right to modify the death benefit percentages shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

If at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any interest) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. The amount to be taken from the Investment Options and the Guaranteed Interest Account will be allocated in the same manner as provided for Monthly Deductions unless you request another allocation in writing. If this excess amount (plus or minus any interest) is not refunded in the stated time, the Face Amount under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

                             SECTION 5: Face Amount

The Face Amount is shown in Section 1. After issue, the Face Amount includes additional Coverage Layers then in effect, and reflects any modification of the Face Amount. The Face Amount is used in determining the policy's Death Benefit and may be modified by you according to this policy's terms.

Request for an Increase in Face Amount

You may request an increase in Face Amount effective as of a Face Amount Increase Date shown in Section 1, provided this policy is in force and subject to the Minimum Face Amount Increase shown in Section 1. Each increase in Face Amount creates a new Coverage Layer. All requests to increase the Face Amount must be applied for on a supplemental application and will be subject to evidence of the Insured's insurability satisfactory to us. We may require that you pay an additional premium, in advance, for the increase to take effect.

                                       12                                     NY

For each new Coverage Layer created, new Coverage Charges and new Cost of Insurance Charges will take effect on the effective date of such increase, based on the Insured's sex, if applicable, Age, Risk Classification, Death Benefit Option, Face Amount, Net Amount at Risk, applicable rider values, and duration that the coverage has been in force.

Request for a Decrease in Face Amount

You may request a decrease in Face Amount on or after the Decrease in Face Amount Date shown in Section 1, provided this policy is in force and subject to the Minimum Face Amount and Minimum Face Amount Decrease requirements shown in
Section 1. Any decrease in Face Amount will be implemented by first reducing the additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Face Amount. Any decrease in the Face Amount will be effective on the next Monthly Calculation Date after our approval.

                            SECTION 6: Death Proceeds

If the Insured dies while the policy is in force, we will pay the Death Proceeds, as described below, upon receipt of due proof of death of the Insured, subject to any applicable provisions of the policy.

If the Insured dies on or after the date we receive a written request at our Main Administrative Office or Customer Service Center from you to surrender the policy, no Death Proceeds will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

The Death Proceeds at the death of the Insured are equal to:

     (a) the Death Benefit, as described below, in effect on the Insured's date of death; plus

     (b) any insurance then in effect on the life of the Insured that is provided by any additional benefit riders; less

     (c)  any Policy Debt then existing on this policy; less

     (d) any Monthly Deductions up to and including the Policy Month of death not already made; plus

     (e) any premiums received by us after the last Monthly Calculation Date just prior to the date of death which have not been applied to this policy.

If the Insured dies during the Grace Period, the Death Proceeds payable, as described above, will be reduced by any outstanding Policy Charges due as of the date of death.

We will pay interest on any Death Proceeds paid in a lump sum in the event of the Insured's death at the rate for insurance benefits left on deposit with us.

Death Benefit

The Death Benefit under this policy will be determined under either Option A, Option B, or Option C, whichever is then in effect. Option C may only be elected at issue.

Option A: The Face Amount on the date of death of the Insured or, if greater, the Minimum Death Benefit as described below.

Option B: The Face Amount plus the Policy Value on the date of death of the Insured or, if greater, the Minimum Death Benefit.

Option C: The Face Amount plus the Death Benefit Option C Increase Amount on the date of death of the Insured or, if greater, the Minimum Death Benefit.

Regardless of Death Benefit Option, withdrawals will cause a reduction in the Death Benefit.

Minimum Death Benefit

The Minimum Death Benefit is equal to the Policy Value on the date of death multiplied by the applicable Minimum Death Benefit Percentage for the Attained Age of the Insured. The Minimum Death Benefit Percentages are shown in Section
2. If the calculation of the minimum Death Benefit causes an increase of the Net Amount at risk (described in Section 8) we reserve the right to:

     (a) distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed our guidelines and limitations in effect; or

     (b) require evidence of insurability satisfactory to us if we decide to accept the additional Net Amount at Risk.

                                       13                                     NY

Change in Death Benefit Option

While this policy is in force, at any time after the Death Benefit Option Change Date shown in Section 1 and prior to the Age 121 Anniversary, you may request in writing to change the Death Benefit Option, subject to the Minimum Face Amount shown in Section 1. We will not require evidence of insurability for a change in Death Benefit Options. You are limited to one change in Death Benefit Option per Policy Year. Any change in Death Benefit Options will be effective on the next Monthly Calculation Date. Any change will be subject to the following:

     . Change from Option A to Option B: the Face Amount will be reduced by the Policy Value.

     . Change from Option B to Option A: the Face Amount will be increased by the Policy Value.

     . Change from Option C to Option A: the Face Amount will be increased by the additional death benefit provided under Option C immediately before the change.

Any reduction in the Face Amount will be implemented by first reducing any Coverage Layers in the reverse order that they were added.

              SECTION 7: Coverage At and After Age 121 Anniversary

Coverage under this policy at and after the Age 121 Anniversary is subject to the following conditions.

Death Benefit

Death Benefit Option B and Death Benefit Option C will no longer be available after the Age 121 Anniversary. If Death Benefit Option B or Death Benefit Option C is in effect we will change to Death Benefit Option A on the Age 121 Anniversary. The Face Amount will not be increased by the Policy Value nor will it be affected by the change in Death Benefit Option. The Death Benefit will be equal to the greater of (a) the Face Amount on the Date of the Insured's Death, or (b) the Policy Value on or after the Age 121 Anniversary. We will continue to credit interest to the GIA.

Monthly Deductions and Premiums

We will cease to take Monthly Deductions specified in Section 1, and we will not accept any further premium payments unless such premium payments are necessary to keep the policy in force.

Policy Debt and Default

Loan interest will continue to be charged if there is an outstanding loan on the Age 121 Anniversary. Other provisions of the policy including the Loans provision, the Transfers provision, and the Surrenders and Withdrawals provision will still be in effect. No Withdrawal Fee will be charged. The policy will go into default if on any Monthly Calculation Date the Policy Debt exceeds the Policy Value.

               SECTION 8: Separate Account and Investment Options

Assets under this policy may be allocated to the Investment Options of the Separate Account.

Separate Account and Investment Options

The Phoenix Life Variable Universal Life Account (VUL Account or Separate Account) is a separate account established by the Company under New York Law, and is registered as a unit investment trust under the Investment Company Act of 1940. The VUL Account contains various Investment Options that have different investment objectives.

All income, gains and losses, realized and unrealized, of the VUL Account are credited to or charged against the amounts placed in the VUL Account without reference to other income, gains and losses of our General Account. The assets of the VUL Account are owned solely by us and we are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that we may conduct. The assets of the VUL Account will be valued at least as often as any policy benefits vary, but at least monthly.

We use the assets of the VUL Account to buy shares of the underlying fund(s) of this policy according to your most recent allocation instruction on file with us. The underlying fund(s) are registered under the Investment Company Act of 1940 as open-end, management investment companies. Assets of each Investment Option are invested in shares of the corresponding underlying fund Series.

                                       14                                     NY

No change will be made in the investment policy of any of the Investment Options of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of New York.

In the event of a material change in investment policy of the Separate Account, you may, consistent with the Allocations and Transfer provision in Section 15, transfer the policy's then current Policy Value to the unloaned portion of the Guaranteed Interest Account and, if you so elect, you may thereafter allocate any future premiums to such account. The GIA Weekly Transfer and Premium Limit shown in Section 1 will not apply to any such transfer made within 60 days of a material change in the investment policy of the Separate Account.

Addition, Deletion, or Substitution of Investments

We have the right, subject to compliance with applicable federal and/or New York law, to add, delete, or substitute Investment Options of the Separate Account, combine the Separate Account into another Separate Account, transform the Separate Account into a mutual fund, and/or deregister the Separate Account under the Investment Company Act of 1940. We also have the right to eliminate the shares of any underlying fund(s) if they are no longer available for investment, or if we believe investing in any underlying fund(s) is no longer appropriate for the purposes of the Separate Account.

Share of Separate Account Investment Option Values

The share of this policy in the value of each Investment Option of the Separate Account on a business day is the Unit Value of that Investment Option on that date multiplied by the number of this policy's Units in that Investment Option after all transactions for the business period ending on that day have been processed. For any day which does not fall on a business day, the share of this policy in the value of each Investment Option of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the Unit Values on the next business day.

Units

The number of Units of each Investment Option of the Separate Account will be increased on any day by any of the following transactions:

     1. any net premium payments applied to the Investment Options on the Payment Date; or

     2. any Persistency Bonus applied to that Investment Option divided by the Unit Value of that Investment Option on the Monthly Calculation Date; or

     3.   any transfers into the Investment Options on the transfer date.

The number of Units of each Investment Option of the Separate Account will be decreased on any day by any of the following transactions:

     1. any Monthly Deductions applied against that Investment Option divided by the Unit Value of that Investment Option on the deduction date;

     2. the amount of any withdrawals paid, and Withdrawal Fee applied against that Investment Option divided by the Unit Value of that Investment Option on the date of the withdrawal; or

     3. the amount of any transfers, including any policy loans taken, out of that Investment Option divided by the Unit Value of that Investment Option on the transfer or loan date.

Unit Value

The Unit Value of each Investment Option of the Separate Account was set up by us on the first business day of each such Investment Option. The Unit Value of an Investment Option of the Separate Account on any other business day is determined by multiplying the Unit Value of that Investment Option on the immediately preceding business day by the Net Investment Factor for that Investment Option for the then current business period. The Unit Value of each Investment Option of the Separate Account on a day other than a business day is the Unit Value on the next business day. Unit Values are carried to six decimal places. The Unit Value of each Investment Option of the Separate Account on a business day is determined at the end of that day.

                                       15                                     NY

Net Investment Factor

The Net Investment Factor for each Investment Option of the Separate Account is determined by the investment performance of the assets held by the Investment Option during the business period.

The Net Investment Factor is equal to the result of item (d) below subtracted from the result of dividing the sum of items (a) and (b) by item (c) as defined below.

     (a) The value of the assets in the Investment Option on the current business day, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current business period. Net investment income equals the investment income of the Investment Option after any fund management and fund operating expenses have been deducted.

     (b) The amount of any dividend (or, if applicable, any capital gain distribution) received by the Investment Option if the "ex-dividend" date for shares of the Fund occurs during the current business period.

     (c) The value of the assets in the Investment Option as of the prior business day, including accrued net investment income and realized and unrealized capital gains and losses, and including the value of all transactions during the business period ending on that date.

     (d) The sum of the charge, if any, for taxes and reserves for taxes on investment income, and realized and unrealized capital gains multiplied by the number of days in the current business period.

Mortality and Expense Risk Charge

The Mortality and Expense Risk Charge will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Mortality and Expense Risk Charge is shown in Section 1.

We review the Mortality and Expense Risk Charge periodically, and we may re-determine the Mortality and Expense Risk Charge at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the charge.

                     SECTION 9: Guaranteed Interest Account

This policy contains a Guaranteed Interest Account (GIA, which may be referred to as "Fixed Account" in some riders) to which assets may be allocated. The GIA is not part of the Separate Account. It is accounted for as part of our General Account.

On any business day after the Policy Date, the value of this policy's GIA is equal to the value of this policy's GIA on the prior business day, increased by the credit of daily interest. In addition, this value will be increased on any day by any of the following transactions:

     1.   any net premium payments applied to the GIA on the Payment Date; or

     2. any Persistency Bonus applied to that Investment Option divided by the Unit Value of that Investment Option on the Monthly Calculation Date; or

     3.   any transfers into the GIA on the transfer date.

The value of this policy's GIA will be decreased on any day by any of the following transactions:

     1.   any Monthly Deductions applied against the GIA on the deduction date;

     2. the amount of any withdrawals paid and Withdrawal Fee assessed against the GIA on the date of the withdrawal; or

     3. the amount of any transfers, including any policy loans taken, out of the non-loaned portion of the GIA on the transfer or loan date.

                                       16                                     NY

For amounts held under the non-loaned portion of the GIA, we will credit interest daily at such rates as we shall determine. Subsequent interest rates may be higher or lower than the initial interest rate, but in no event lower than the Guaranteed Interest Account Minimum Interest Rate shown in Section 1. At least periodically, we will set the interest rate that will apply to any premium allocation made to the GIA.

For amounts held under the loaned portion of the GIA, we will credit interest daily at an effective annual rate of interest equal to the Loan Interest Credited Rate shown in Section 1.

We will determine the credited interest rate based on our anticipation of future investment earnings, mortality, persistency, expense and administrative costs, and taxes. We may change the interest rate. Any changes in the rate will apply to all policies and not discriminate unfairly within any class of insureds. Any change in rate will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates. The effective annual interest rate will never be less than the Guaranteed Interest Account Minimum Interest Rate shown in Section 1. Any interest credited in excess of that computed based upon the Guaranteed Interest Account Minimum Interest Rate is referred to as "excess interest."

We may credit different interest rates on loaned and unloaned portions of the Policy Value. The rate(s) in effect on a given date for unloaned amounts is referred to as the "current interest rate(s)." All interest rates are stated as effective annual rates. Interest will be compounded at least monthly to yield the effective annual rate.

We may add other Guaranteed Interest Accounts subject to the extent and in the manner permitted by applicable law. Also, when required by law, we will obtain approval from any regulatory authority.

We limit cumulative premium payments and transfers to the non-loaned portion of the GIA. Transfers into the GIA and premiums allocated to the GIA are limited by the Maximum GIA Percentage, as shown in Section 1, multiplied by the Policy Value held in the Separate Account at the preceding Policy Anniversary. In addition, we reserve the right to implement a GIA 7-Day Transfer and Premium Limit and/or a GIA 365-Day Transfer and Premium Limit, as shown in Section 1. We will provide you with 30 days advance notice if we intend to do so.

There are additional transfer restrictions on the GIA described in Section 14.

Share of the Non-Loaned Portion of the Guaranteed Interest Account

The share of this policy in the value of the non-loaned portion of the GIA on any day is the accumulation of allocated net premiums, interest and transfers into the account, less deductions, withdrawals, and transfers out of the account after all transactions for that business day have been processed.

                            SECTION 10: Policy Value

Policy Value

The Policy Value is the sum of this policy's share in the value of each Investment Option of the Separate Account and the Guaranteed Interest Account.

Net Premiums Added

When we receive your premium payments at our Main Administrative Office, we deduct a Premium Expense Charge which will not exceed the amount shown in
Section 1, and add the balance remaining (the Net Premium) to your Policy Value. We will do this before we take any other deductions due on that business day.

We will not deduct a Premium Expense Charge until the date the policy takes effect, and the balance remaining will be your Policy Value from which deductions will be taken and to which any subsequent Net Premiums will be added.

Monthly Deductions

Each Monthly Deduction is due and will be taken from the Policy Value as of the Policy Date and as of each applicable Monthly Calculation Date. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date which precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the

                                       17                                     NY
later of the date we receive the initial premium and the date our underwriters approve issuance of this policy.

Monthly Deductions will be taken from this policy's Investment Options or the GIA, exclusive of the loaned portion of the Guaranteed Interest Account on a proportionate basis. You may, however, request that Monthly Deductions not be taken from certain specified Investment Options or the GIA. Such a request may later be changed by notifying us in writing, but only with respect to future Monthly Deductions. In the event you do not have sufficient funds in the Investment Options or the GIA to permit the full Monthly Deduction, the remainder will be taken on a proportionate basis from each of the other Investment Options or the GIA, exclusive of the loaned portion of the GIA. The number of Units deducted from each Investment Option of the Separate Account will be determined by dividing the portion of the Monthly Deduction allocated to each such Investment Option by the Unit Value of that Investment Option on the Monthly Calculation Date.

Monthly Deductions are due until the Age 121 Anniversary, at which time we will cease to take any further Monthly Deductions as described in Section 7.

The Monthly Deduction for any Policy Month that will be deducted from your Policy Value consists of charges (a) through (f) below, each of which will be deducted in the order listed, where:

     (a)  is the Administrative Charge;

     (b)  is the Coverage Charge;

     (c) is the sum of the charges for riders which are part of the policy, if any;

     (d) is the sum of all charges for any applicable Additional Ratings shown in Section 1;

     (e)  is the Cost of Insurance Charge, as described below; and

     (f)  is the Mortality and Expense Risk Charge as shown in Section 1.

Cost of Insurance Charge

The rates for the Cost of Insurance Charge as of the Policy Date are based on the sex, if applicable, Age, Risk Classification, Death Benefit Option, Face Amount, Net Amount at Risk, applicable rider values and duration that the coverage has been in force for the Insured. For each increase in the Face Amount, the Risk Classification applicable to the increase will apply.

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk, including riders that are part of the policy, if any. The charge for the Net Amount at Risk is an amount equal to the per dollar Cost of Insurance rate for that month multiplied by the Net Amount at Risk, and such rates will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Monthly Rates at any Age are shown in Section 2 as a rate per $1,000 of Net Amount at Risk. To determine the maximum rate per dollar, the rate shown must be divided by 1,000. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

The Cost of Insurance calculation will reflect any adjustment for the Minimum Death Benefit.

We review our current Cost of Insurance rates periodically, and may re-determine current Cost of Insurance rates at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change in current rates will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates.

Net Amount at Risk

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

     (a) is the Policy Value at the end of the immediately preceding business day, less all charges due on the Monthly Calculation Date;

     (b)  is the Death Benefit on the Monthly Calculation Date; and

     (c) is the amount defined in (a), multiplied by the applicable Minimum Death Benefit Percentage shown in Section 2.

Persistency Bonus

We may include a Persistency Bonus for policies that remain in force on and after the Persistency Bonus Start Date shown in Section 1. If there is a Persistency Bonus, it will be applied on each Monthly Calculation Date after the Persistency Bonus Start Date and before the Monthly Deduction is taken. The Persistency Bonus that may be applied to your policy is determined by multiplying the non-loaned portion of the Policy Value by the Persistency Bonus Percentage we are then crediting. This Persistency Bonus is not guaranteed.

                              SECTION 11: Premiums

Insurance under this policy will take effect once our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including our receipt of the initial premium.

We will process any premium payment subject to the limitations of the life insurance qualification test shown in Section 1, unless one of the following exceptions applies:

     (i) we will process a payment received prior to the Issue Date as if received on the later of the (a) Issue Date or (b) Policy Date.

     (ii) we will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first business day after we have received such evidence and found it satisfactory to us.

Premium Expense Charges, as shown in Section 1, will be deducted from any premiums received by us. If the initial premium is received by us at our Main Administrative Office or Customer Service Center after the Policy Date, it will also be reduced by the amount necessary to cover any past unpaid Monthly Deductions. In addition, payments received by us during a grace period will also be reduced by the amount needed to cover any Monthly Deductions during the grace period.

The premiums, net of the Premium Expense Charges, will be applied on the Payment Date, or based upon any alternate instructions from you, subject to our approval. Subject to the limitations described in Section 14, the premiums will be allocated to the various Investment Options and the Guaranteed Interest Account based on the premium allocation schedule. You may change the allocation schedule for premium payments by written request.

If, however, our receipt of any premium payment (or portion thereof) would cause the policy to not qualify as a "life insurance contract" under the federal income tax laws, we will not process such payment (or portion thereof). In addition, absent any written instructions from you, we will process premium payments in a manner in which they will not result in adverse tax consequences.

Subject to these limitations, you may pay additional premiums at any time prior to the Age 121 Anniversary and while this policy is in force. Unless we agree otherwise, premium payments are subject to the Maximum Annual Premium shown in
Section 1. You may request a receipt signed by one of our executive officers. All premiums are payable at our Main Administrative Office or Customer Service Center.

If any premium payment results in an increase in the Death Benefit by more than it would increase the Policy Value, then we will either refund the premium or require evidence of insurability satisfactory to us. To the extent of such evidence, the Incontestability provision will apply from the date of the increase. The application for such increase will be attached to and made part of the policy. The Maximum Annual Premium that we will accept is shown in Section 1.

Continuation of Insurance Upon Discontinuance of Premium Payments

If you discontinue paying premiums, we will continue taking the Monthly Deductions from your Policy Value. Your insurance coverage will continue subject to the Grace Period, and Policy Termination provisions in Sections 12 and 13.

                                       19                                     NY

                            SECTION 12: Grace Period

This policy and any riders will go into default if, on any Monthly Calculation Date, the required Monthly Deductions exceed the Net Surrender Value. A Grace Period of 61 days from the date the policy goes into default will be allowed for the payment of additional premiums. Such additional premium payments must be sufficient to increase the Net Surrender Value on that Monthly Calculation Date to cover three Monthly Deductions.

Any premiums paid will be used, after assessment of Premium Expense Charges, to pay for any unpaid Monthly Deductions.

At least 31 days prior to termination of coverage (but not more than 61 days prior to termination of coverage), we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Main Administrative Office, we will also mail a copy to the assignee on record of the notice of the amount due. If the necessary additional premium payments have not been received by the end of the grace period, the policy will terminate. Upon termination of the policy, the remaining Net Surrender Value, if any, will be paid to the Owner. If the Insured dies while the policy is in default, then we will deduct from the proceeds all Monthly Deductions due and unpaid as of the date of the Insured's death. No riders will be in effect after the policy terminates.

Reduced Paid-Up Benefit

Upon your written request, after this policy has been in force for at least one full year, this policy can be lapsed to a reduced paid-up Death Benefit as of the date of your written request. The amount of Death Benefit will be calculated based on the Net Surrender Value of the contract, a 4% interest rate and the Maximum Monthly Cost of Insurance Rates as shown in Section 2. Once elected, no further premiums may be paid into the contract and all riders attached to this policy will terminate.

                         SECTION 13: Policy Termination

This policy will terminate automatically on the earliest of:

     (1)  the date the Insured dies;

     (2) the date the grace period expires without the payment of sufficient premium as provided in Section 12;

     (3)  the date the policy is surrendered for its Net Surrender Value.

                      SECTION 14: Allocations and Transfers

Allocations

We process Net Premiums as described in Section 11. Premiums received prior to the date the policy takes effect will be allocated to the money market investment account during the Right to Return This Policy period. The amount in the money market investment account will be allocated in accordance with your allocation instructions on file with us on the first business day following the end of the Right to Return This Policy period.

Initial allocation instructions are elected in your application for this policy. You may elect to change your allocation instructions at any time. A change may be elected by written request, or internet notification if a currently valid written authorization to make changes in this manner is on file with us. A change will be effective as of the end of the business day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero, and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

We have the right to impose a limit of no more than 12 changes within a Policy Year on the number and frequency of such changes, and we also have the right on the number and frequency of such changes to set a minimum percentage that may be allocated to any Investment Option or the Guaranteed Interest Account (GIA) not to exceed 25%. We also have the right to set a maximum percentage that may be allocated to any Investment Option or the GIA of not less than 25%.

                                       20                                     NY

Transfers

Instructions may be given to us at any time while the policy is in force to transfer portions of your Policy Value among one or more of the Investment Options and the non-loaned portion of the GIA. Transfers may be made by written request, or by internet notification if a currently valid written authorization to make changes in this manner is on file with us. You may make up to 12 transfers per Policy Year from the Investment Options except as provided below. If additional transfers are requested, we have the right to prohibit such transfers or impose a Transfer Charge not to exceed the maximum Transfer Charge shown in Section 1. Any Transfer Charge will be administered in a non-discriminatory manner. Any such charge will be deducted from the Investment Options from which the amounts are to be transferred with each such Investment Option bearing a pro-rata share of the Transfer Charge. The value of the Investment Option will be the value on the date of transfer.

Transfers out of the GIA may be made only during the first 30 days of each Policy Year. The amount that may be transferred from the non-loaned portion of the GIA during this 30-day period cannot exceed the greater of (a) $1,000 (b) the sum of the amounts transferred from the GIA in the prior Policy Year, or (c) 20% of the value of the non-loaned portion of the GIA.

At any time during the first eighteen months from the Policy Date, you may elect to transfer all assets held in the Investment Options to the non-loaned portion of the GIA. No charge will be made for any such transfer, regardless of the number of transfers previously made. No transfer restrictions set forth in this section will apply to this transfer. Thereafter, transfers you make into the GIA are limited by the Maximum GIA Percentage, as shown in Section 1, multiplied by the Policy Value held in the Separate Account at the preceding Policy Anniversary.

Under the DCA Program, funds may be transferred automatically among the Investment Options on a monthly, quarterly, semi-annual, or annual basis subject to the minimums in Section 1. You must have an initial value of $2,000 in the Investment Option from which funds will be transferred. We will provide you with notice if we make any changes in this requirement. Funds may be transferred from only one Investment Option, but may be allocated to multiple Investment Options. We will provide you with notice if we make any changes in this requirement. The GIA is not eligible for participation in the DCA Program (transfers in or out). There is no participation charge or termination charge for electing the DCA Program.

Under the Asset Rebalancing Program, funds are transferred automatically among the Investment Options on a monthly, quarterly, semi-annual, or annual basis to maintain the allocation percentage elected by you. The GIA is not eligible for participation in the Asset Rebalancing Program (transfers in or out). There is no participation charge or termination charge for electing the Asset Rebalancing Program.

Unless we agree otherwise, the Asset Rebalancing and the DCA Programs may not be in effect at the same time.

Transfers made under the DCA Program or Asset Rebalancing Program will be processed on the next business day following your request for the month that applies. For DCA transfers, if the value in the Investment Option is less than the amount to be transferred, then the entire remaining balance will be transferred and your participation in the DCA Program will be terminated. You may terminate your participation in the DCA or Asset Rebalancing Programs at any time by sending us a written request. You must send a Written Request to us to start another DCA or Asset Rebalancing Program.

We have the right to temporarily or permanently modify or terminate transfer privileges, or reject any specific order from anyone including the owner, market-timing organization, or individual, or other party authorized to give transfer orders whose transactions would constitute Disruptive Trading as determined by us or an underlying fund company. Disruptive Trading includes but is not limited to, frequent purchases, redemptions and transfers, transfers into and out of an Investment Option in a short period of time, and transfers of large amounts at one time. In addition to restricting or terminating transfer privileges we also have the right to limit the dollar amount and frequency of transfers, impose redemption fees on short-term trading, restrict the method of making transfers, and to require a holding period for some Investment Options. We also have the right to not accept batch transfer instructions from anyone acting under powers of attorney for multiple owners, unless we have entered into a third-party transfer service agreement. Such transfer limitations could be applied to transfers to or from some or all of the Accounts. These limitations, individually or in aggregate, may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other owners.

                                       21                                     NY

Any termination, restriction or limitation on transfer privileges will be administered in a uniform non-discriminatory manner. If we reject a transfer for any of these reasons, we will notify you of our decision in writing.

We do not include transfers made pursuant to the DCA or Asset Rebalancing Program when applying our Disruptive Trading policy.

                               SECTION 15: Loans

While this policy is in force, and sufficient loan value is available, a loan may be obtained by written request. Each loan must be for at least the Minimum Loan Amount shown in Section 1. To obtain a loan, we may require a loan agreement from you, since the policy is the only security for the loan. We may defer loans as provided by law or as provided in Section 26. Loans may not be made if the policy is in the grace period as described in Section 12.

Maximum Loan Value

The Maximum Loan Value is shown in Section 1.

Available Loan Value

The available loan value on any date is an amount equal to the Maximum Loan Value less Policy Debt. In no event will the Maximum Loan Value exceed the current Policy Value.

The amount of the loan will be added to the loaned portion of the GIA and subtracted from this policy's share of the Investment Options and the GIA based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the GIA. Unless we agree otherwise, allocations to each Investment Option and GIA must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Investment Option and the GIA will be determined in the same manner as provided for Monthly Deductions. The number of Units deducted from each Investment Option of the Separate Account will be determined by dividing the portion of the loan amount allocated to such Investment Option by the Unit Value of that Investment Option on the loan date.

Loan Interest Charged

Loan interest will accrue on a daily basis from the date of the loan, and is payable in arrears.

Loans will bear interest at the applicable rate shown in Section 1. We will increase the applicable Loan Interest Credited Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. Loan interest will be payable on each Policy Anniversary and on the date the loan is settled. In the event that you do not pay the loan interest charged in a Policy Year, such amount will be added to the Policy Debt on the Policy Anniversary.

All interest rates are stated as effective annual rates. Interest will be compounded at least monthly to yield the effective annual rate.

Loan Repayment

You may repay the Policy Debt in whole or in part at any time prior to the death of the Insured and while the policy is in force. However, subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. We will first deduct from such payments the amount of accrued interest on loans and then deduct the amount specified as a loan repayment before applying any balance remaining as a premium payment.

Repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the GIA. The amount applied will be transferred first to the non-loaned portion of the GIA to the extent that loaned amounts taken from such accounts have not previously been repaid. Otherwise, such balance will be transferred among the GIA or Investment Options you request upon repayment and, if no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any Policy Debt repayment received by us during a grace period as described in Section 12 will be reduced to cover any overdue Monthly Deductions and only the balance will be applied to reduce the Policy Debt. Such balance will also be applied to reduce the loaned portion of the GIA.

                                       22                                     NY

                     SECTION 16: Surrenders and Withdrawals

Surrender of the Policy

You may surrender this policy upon written request for its Net Surrender Value at any time prior to the death of the Insured. We will determine the Net Surrender Value as of the end of the business day on which we have received at our Main Administrative Office or Customer Service Center your written request for surrender of the policy. We will process the request and pay the Net Surrender Value only if we have not received due proof that the Insured died prior to the Surrender Date. After we receive your written request to surrender the policy, no insurance will be in force.

Withdrawals

Once per Policy Month, while the Insured is living, you may request a withdrawal of part of the Net Surrender Value. An amount equal to the Gross Withdrawal will be deducted from the Policy Value. Withdrawals are subject to the following conditions:

     1. each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

     2. the remaining Net Surrender Value after the deduction of the Gross Withdrawal must be greater than zero; and

     3. a withdrawal will not be permitted which would reduce the Face Amount below the Minimum Face Amount shown in Section 1.

We have the right to require that the entire balance of an Investment Option or the GIA be withdrawn if the share of this policy in the value of that Investment Option or the GIA would, immediately after a withdrawal, be less than $500.

We will process the withdrawal request as of the end of the business day on which we receive your written request. We will pay you the Net Withdrawal.

When a withdrawal is made, we reduce the Policy Value by the Gross Withdrawal. We do so by reducing this policy's share in the value of each Investment Option and the GIA based on the allocation you request at the time of the withdrawal. If no allocation request is made, the assessment to each Investment Option and the GIA will be made in the same manner as provided for Monthly Deductions.

If Death Benefit Option A is in effect on the date of the withdrawal, the Gross Withdrawal will reduce the Face Amount dollar for dollar. If, however, the Death Benefit in effect on the date of the withdrawal is equal to the Minimum Death Benefit, withdrawals on such date will first reduce the Death Benefit by the Gross Withdrawal multiplied by the applicable Minimum Death Benefit Percentage (shown in Section 2) until the Death Benefit is equal to the Face Amount. Such excess withdrawal amount will then reduce the Face Amount dollar for dollar. Your Death Benefit will continue to be determined in accordance with Section 6 based upon the revised Face Amount.

If Death Benefit Option B is in effect at the time of the withdrawal, the amount of the Gross Withdrawal will be deducted from the Policy Value. The Face Amount does not change.

If Death Benefit Option C is in effect at the time of the withdrawal, the amount of the Gross Withdrawal will be deducted from the Face Amount, but only once cumulative withdrawals taken are greater than the cumulative premiums paid.

Any reduction in Face Amount as a result of a withdrawal will be implemented by first reducing the additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Face Amount.

Any benefits provided are not less than that required by law of the state where this policy was delivered. We may defer payment of Policy Values as provided by law or as provided in Section 26.

                        SECTION 17: Basis of Computations

All of the values under this policy are equal to or more than the minimums required on the Policy Date by the state in which this policy was delivered or issued for delivery. The method of computation of the values under this policy has been filed as may be required with the Insurance Department of the state in which this policy was delivered or issued for delivery. For further details please see Section 2.

                                       23                                     NY

                    SECTION 18: Owner(s) and Beneficiary(ies)

The Insured is the owner of this policy, unless otherwise provided in the application or if ownership is changed by later transfer of ownership. If, however, you are offered consideration by a third party to transfer ownership of your policy or any interest in your policy, including a collateral or absolute assignment to such third party, no transfer of ownership shall take effect unless we or one of our affiliated companies first have the right to also offer consideration for your policy. We will require information satisfactory to us that is necessary for us to determine the amount of such consideration we will offer for your policy.

While the Insured is living, the owner may exercise all rights provided by this policy or allowed by us. Consent of any Beneficiary not irrevocably named or any contingent owner is not required. If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be the Beneficiary.

Any death proceeds that become payable will be paid in equal shares to such Beneficiaries living at the death of the Insured as stated in the application or as later changed. Unless otherwise stated, any identification of a beneficiary by reference to a relationship will be considered to be that person's relationship to the Insured. Payments will be made successively in the following order:

     (a)  primary Beneficiaries;

     (b) contingent Beneficiaries, if any, provided no primary Beneficiary is living at the death of the Insured;

     (c) you, or if you are a natural person who is not living at the death of the Insured, your executor or administrator, provided no primary or contingent Beneficiary is living at the death of the Insured, or in the absence of a Beneficiary designation.

You may change the Beneficiary by written notice received by us at our Main Administrative Office or Customer Service Center. When we receive it, the change will take effect as of the date it was signed by you. However, the change will be subject to any payments made or actions taken by us before we received the notice.

                             SECTION 19: Assignment

Except as otherwise provided in this policy, you may by written notice assign any interest in this policy without the consent of any person, other than an irrevocable Beneficiary. The assignment or a certified copy of it must be received by us at our Main Administrative Office or Customer Service Center. Upon our receipt, it will bind us as of the date of the assignment, subject to any action taken by us before such receipt. We shall not be responsible for the validity or sufficiency of any assignment. The interest of the assignee shall be prior to the interest of any Beneficiary not irrevocably named or any contingent owner. An assignee cannot change the Beneficiary, owner, or contingent owner.

                            SECTION 20: Misstatements

If the Age or sex of the Insured has been misstated, we will, if necessary, adjust the Face Amount and every other benefit to that which would have been purchased at the correct Age or sex by the most recent Cost of Insurance Charge deducted under Section 10.

                          SECTION 21: Suicide Exclusion

If the Insured dies by suicide within two years from the Issue Date and while the policy is in force, this policy will automatically terminate. Our liability shall be limited to an amount equal to the premiums paid on this policy less any Policy Debt owed us and less any withdrawals.

If the Insured dies by suicide within two years from the date of the addition of a Coverage Layer, and while the policy is in force, our liability for that increase will not include the amount of such Coverage Layer but will include a pro-rata portion of the premiums paid applicable to the Coverage Layer.

                                       24                                     NY

                          SECTION 22: Incontestability

This policy shall be incontestable after it has been in force during the Insured's lifetime for two years from the Issue Date. In the case of reinstatement, this policy shall be incontestable after it has been in force during the lifetime of the Insured for two years from the date of reinstatement. In the case of any other policy change requiring evidence of insurability, the incontestable period shall be two years from the effective date of such policy change. Any premium payment which we accept subject to insurability, and any increase in the Death Benefit resulting from such payment, and any increase in death benefit that is subject to evidence of insurability, shall be considered a policy change for purposes of this Section.

While insurance is contestable, we may either rescind the insurance or deny a claim on the basis of:

     1. a material misrepresentation in the application or supplemental application for this policy or any Face Amount increase; or

     2. a material misrepresentation in the reinstatement application if there has been a reinstatement of this policy.

If we successfully contest the validity of all or a portion of the Face Amount provided under this policy, the amount we pay with respect to the contested amount will be limited to the higher of a return of any paid premium required by us for the contested Face Amount or the sum of any Monthly Deductions made under this policy for the contested Face Amount.

                         SECTION 23: The Entire Contract

The written application for the policy is attached at issue. This policy, including the Schedule Pages (and any supplements or changes thereto), any riders, amendments, endorsements, and the application for it (and any supplemental applications) constitute the entire contract between you and us. However, additional written requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may become part of the policy.

We rely on all statements made by or for the Insured in the written application. Each statement made in an application will be deemed a representation and not a warranty. No statement will be used to void this policy or in defense of a claim under this policy unless:

     1.   it is contained in the application or in a supplemental application;
          and

     2. a copy of that application is attached to this policy when issued or made a part of this policy when changes become effective.

Any change in the provisions of the policy, including modifying the policy, waiving any of its conditions, or making an agreement for the Company, to be in effect, must be in writing and signed by one of our executive officers and countersigned by our registrar or one of our executive officers. We have the right to correct any clerical errors in this policy or in our administration of the policy.

We have the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including requirements for life insurance policies under the Code or of any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which the policy is delivered.

             SECTION 24: Annual Statement and In-Force Illustration

Within 30 days after each Policy Anniversary, we will send you, without charge, a report for each Policy Year which includes:

     1.   the prior Policy Year ending Policy Value, Death Benefit, and Face
          Amount;

     2. any withdrawals, premiums paid, interest credited and charges made during the year;

     3. any Policy Debt and new loans and loan repayments made during the year; and

     4. such additional information as required by the Superintendent of Insurance or the insurance supervisory official of the state in which this policy was delivered.

After the first Policy Year, you may request an in-force illustration of future benefits and values. We may charge a reasonable fee, not to exceed $50, for each report after the first one requested in a Policy Year.

                                       25                                     NY

                         SECTION 25: Claims of Creditors

The proceeds and any income payments under this policy shall not be subject to the claims of creditors and shall be exempt from legal process, levy or attachment to the extent allowed by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

                 SECTION 26: Right to Defer Payment of Benefits

We have the right to defer payment of Net Surrender Values, withdrawals, policy loans (except when used to pay premiums to us), transfers and the payment of any Death Benefit in excess of the Face Amount for any period during which:

     (a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

     (b) an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

     (c)  the SEC permits a delay for the protection of policyholders.

We also have the right to postpone payments, including loans (except when used to pay premiums to us), for up to 6 months from the date of request if such payments are based on values that do not depend on the investment performance of the Investment Options.

If payment is deferred ten (10) days or more on any surrender or policy loan, interest will be paid at an effective annual rate paid on proceeds left on deposit with us on the amount deferred from the date the request is received to the date of payment.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Allocations and Transfers section.

                                       26                                     NY

[LOGO PHOENIX]

            Flexible Premium Variable Universal Life Insurance Policy
                    Death Benefit payable at death of Insured
        Flexible Premiums are Payable Until the Earlier of the Insured's
                        Death or the Age 121 Anniversary
                  Nonparticipating - not eligible for dividends
     Benefits, premiums, and the Risk Classification are shown in Section 1

The Death Benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account and the investment experience of the Investment Options within our Separate Account to which your premiums are allocated. Thus, the Death Benefit and other values may increase or decrease in amount and duration. See Section 6 for a description of how the Death Benefit is determined.

08XVUL                                                                        NY